Exhibit 99.1

Dear Esteemed Shareholders of Duo World Inc.,

We want to express our appreciation and gratitude to all of our shareholders for your continued support and trust placed in Duo World Inc.

The scale of challenges in the past few months has been unprecedented. As already aware our development center is located in the heart of the commercial city in Sri Lanka, and the adverse political and economic conditions in Sri Lanka, caused a significant delay in the final phase of product development for nearly four months. Even in the face of an intense crisis, we have successfully completed the product and it is now ready for the commercial launch.

It gives us great pleasure in sharing the news of the launch of its Cloud based Contact Center (CCC) on a SaaS model. All marketing and branding activities have been outsourced to third party specialists, and it is now ready to be launched. The Commercial launch is scheduled for early October 2022.

Our CCC software has a low setup cost and a pay-as-you-grow model. Low at cost, yet high in performance, the CCC software provides an easy and efficient onboarding process, but it is also able to seamlessly integrate with the users’ favorite cloud tools to increase productivity.

Duo World Inc., has been successful in reducing its liabilities and restructuring its balance sheet. By the end of the current quarter, the balance sheet of our company looks healthier.

The company, has opted for a much leaner and scalable structure, which is quite efficient and has a low operating cost. All non-core activities are outsourced, making it easier for our company to scale to the given level of activity without incurring additional overhead expenditure. With low operating cost, our company is now ready to scale up its revenue and break even.

We sincerely hope that our respected shareholders will continue to be with us throughout our journey. We remain steadfast in our commitment to work towards business growth and profitability in the next twelve months.

Kind regards,

Muhunthan Canagasooryam, CEO	Jennifer Samuel-Perera, Director and CFO